                                                                    Exhibit 18.1



 June 25, 2000

Exide Corporation

Re: Form 10-K Report for the year ended March 31, 2000

Gentlemen/Ladies:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

The Company changed its method of valuing inventory for its United States battery inventories from the last-in, first-out ("LIFO") method to the first-in, first-out ("FIFO") method in the fourth quarter of 2000. According to the management of the Company, this change was made to better match the Company's current manufacturing costs with revenues given the continuing decline in these costs, to make the Company's methodology more consistent with others in the industry and allow for the valuing of inventory consistently throughout the Company, particularly with the Global Business Unit management structure that was adopted effective April 1, 2000.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.


Very truly yours,

/s/ ARTHUR ANDERSEN LLP